Exhibit 99.1

CONTACT:	Patrick D. Spangler, CFO
.	ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
pspangler@ev3.net

ev3 Inc. Reports Third Quarter Net Sales Increase of 55%

  Third Quarter Net Loss Declined 39% Compared to Year-Ago Period

— Conference Call Scheduled for October 20, 2006 at 8:00 a.m. CT;

Simultaneous Webcast at www.ev3.net —

Plymouth, MN — October 20, 2006 — ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, today reported financial results for its fiscal third quarter of 2006.

ev3’s net sales in the third quarter of 2006 increased 55% to $51.9 million versus net sales of $33.5 million in the third quarter of 2005. This growth reflected strong sales growth in all of ev3’s reported product lines and geographic markets, and was driven by continued improvement in sales force productivity and increased market penetration of products introduced over the prior 18 months.  Third quarter sales included a $1.1 million stocking order from a subsidiary of Medtronic Inc. with whom ev3 entered into a distribution agreement for the Japanese market in September 2006.

Jim Corbett, President and CEO of ev3 Inc., commented, “We are pleased by both the magnitude and balance of our sales growth in the third quarter.  Sales not only increased at a rate of over 50% for the sixth consecutive quarter, but also represented another record for quarterly sales despite normal seasonal weakness in Europe and other geographies.”

ev3’s net loss for the third quarter of 2006 declined 39% to $12.5 million compared to $20.5 million in the third quarter of 2005. ev3’s net loss per common share for the third quarter of 2006 was $0.22 per common share, compared to $0.42 per common share, in the third quarter of 2005. Total weighted average common shares outstanding used in the per share calculations were 57.0 million and 49.1 million for the third quarter of 2006 and 2005, respectively.

ev3’s loss before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation, declined 70% to a loss of $5.0 million, compared to a loss of $16.6 million in the third quarter of 2005.  ev3 uses the non-GAAP financial measures, EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, as supplemental measures of performance and believes that these measures facilitate operating performance comparisons from period to period and company to company.

Corbett continued, “In the third quarter we continued to make substantial progress  in our drive to profitability through tightly controlled operating expenses combined with significant sales growth.  In particular, we continued to drive downward the important cost of goods sold expense category as evidenced by the third quarter improvement of 6.6 and 1.9 percentage points versus the year ago and preceding quarters, respectively.”

For the nine months ended October 1, 2006, ev3’s net sales increased 56% to $144.8 million compared to net sales of $92.7 million in the first nine months of 2005. ev3’s net loss for the first nine months of 2006 was $47.8 million compared to $88.0 million in the first nine months of 2005. ev3’s net loss attributable to common shareholders for the first nine months of 2006 declined 52% to $47.8 million, or $0.85 per common share, compared to $100.1 million, or $4.99 per common share, for the first nine months of 2005.  ev3’s EBITDA, excluding charges for non-cash stock-based compensation, for the first nine months of 2006 declined 58% to a loss of $26.3 million, compared to a loss of $63.4 million in the first nine months of 2005.

EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, for the third quarter and nine months ended October 1, 2006 and October 2, 2005 are reconciled to ev3’s net loss for the respective periods immediately following the detail of net sales by geography later in this press release.

Sales Review

Neurovascular segment net sales increased 52% to $20.7 million in the third quarter of 2006 versus $13.7 million in the third quarter of 2005. Within the neurovascular business segment, sales of embolic products increased 64% to $10.2 million from $6.2 million, and sales of neurovascular access and delivery products were up 42% to $10.5 million from $7.5 million. The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVM’s), and the Nexus family of embolic coils for the treatment of brain aneurysms.

Cardio peripheral segment net sales in the third quarter of 2006 increased 57% to $31.2 million versus $19.8 million in the third quarter of 2005. Within the cardio peripheral business segment, stent sales increased 67% to $16.5 million from $9.9 million.  Sales of thrombectomy and embolic protection products increased 95% to $5.8 million from $2.9 million, while sales of procedural support and other cardio peripheral products increased 27% to $8.9 million from $7.0 million. The largest contributors to the growth in the cardio peripheral segment were ev3’s new EverFlex stent product and the SpideRX Embolic Protection Device.

On a geographic basis, ev3’s third quarter United States net sales increased 63% to $31.1 million, while third quarter international net sales increased 44% to $20.8 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $450,000 on third quarter 2006 net sales compared to the third quarter of the prior year.

Outlook

ev3 expects 2006 annual net sales to be in the range of approximately $200 to $204 million.  ev3 expects fourth quarter of 2006 net sales to be in the range of $55 to $59 million.  Fourth quarter sales guidance includes the impact of the company’s shift to a distributor model in Japan and the related third quarter stocking order of $1.1 million.  Although ev3 expects to incur a net loss for the fourth quarter of 2006, ev3 reaffirms its expectations of achieving a positive EBITDA, excluding charges for non-cash stock based compensation, in the fourth quarter of 2006.

Earnings Call Information

ev3 will host a conference call today, October 20, 2006, beginning at 8:00 a.m. CT to review its results of operations for the third quarter of 2006 and other recent events and to discuss its 2006 business outlook.  Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, and financial position, and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Internet broadcast at www.ev3.net . For those unable to listen to the live broadcast, a playback of the webcast will be available at www.ev3.net for approximately 90 days. Those without Internet access may join the call from within the United States by dialing

866-314-9013; outside the United States dial 617-213-8053 passcode 47138630. A playback of the conference call will be available from 10:30 a.m. CT, October 20, 2006 until noon on October 27, 2006 by dialing 888-286-8010 (United States) or 617-801-6888 (International), passcode 33183423.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

This press release contains other trademarks and trade names of ev3 Inc. and other third parties, which are the property of their respective owners.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q and annual report on Form 10-K.  ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005

Net sales	$51,906	$33,500	$144,763	$92,722

Operating expenses
Cost of goods sold (a)	17,666	13,590	52,333	38,484
Sales, general and administrative (a)	35,498	30,666	109,167	94,823
Research and development (a)	7,036	8,436	19,857	30,653
Amortization of intangible assets	4,483	2,674	13,008	7,877
Loss on sale or disposal of assets, net	18	40	142	204
Acquired in-process research and development	—	—	1,786	868
Total operating expenses	64,701	55,406	196,293	172,909

Loss from operations	(12,795)	(21,906)	(51,530)	(80,187)

Other (income) expense:
Gain on sale of investments, net	—	—	(1,063)	(4,611)
Interest (income) expense, net	(258)	(953)	(1,471)	10,833
Minority interest in loss of subsidiary	—	(486)	—	(1,212)
Other (income) expense, net	(152)	(8)	(1,533)	2,912
Loss before income taxes	(12,385)	(20,459)	(47,463)	(88,109)

Income tax expense (benefit)	82	(2)	328	(61)

Net loss	(12,467)	(20,457)	(47,791)	(88,048)

Accretion of preferred membership units to redemption value	—	—	—	12,061

Net loss attributable to common shareholders	$(12,467)	$(20,457)	$(47,791)	$(100,109)

Net loss per common share attributed to common shareholders (basic and diluted) (b)	$(0.22)	$(0.42)	$(0.85)	$(4.99)

Weighted average common shares outstanding (b)	57,032,677	49,099,357	56,556,305	20,069,139

(a)  Includes stock-based compensation charges of:

Cost of goods sold	$127	$198	$496	$445
Sales, general and administrative	1,389	859	4,554	1,904
Research and development	151	295	523	729
	$1,667	$1,352	$5,573	$3,078

(b)      Net loss per common share attributed to common shareholders and weighted average common shares outstanding reflect the June 21, 2005 1-for-6 reverse stock split for all periods presented.

ev3 Inc.

 CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	October 1,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,528	$69,592
Short-term investments	18,450	12,000
Accounts receivable, less allowance of $3,810 and $3,607, respectively	39,447	28,519
Inventories	36,925	32,987
Prepaid expenses and other assets	7,369	7,042
Other receivables	2,070	1,535
Total current assets	130,789	151,675

Restricted cash	2,205	3,102
Property and equipment, net	23,892	17,877
Goodwill	149,061	94,456
Other intangible assets, net	43,550	26,230
Other assets	2,271	3,488
Total assets	$351,768	$296,828

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,952	$11,716
Accrued compensation and benefits	15,165	14,612
Accrued liabilities	10,524	11,343
Current portion of long-term obligations	1,607	—
Total current liabilities	39,248	37,671

Long-term obligations	5,893	—
Other long-term liabilities	564	852
Total liabilities	45,705	38,523

Minority interest	—	12,850

Stockholders’ equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 57,283,737 and 49,350,647, respectively	572	493
Additional paid in capital	915,471	807,032
Accumulated deficit	(609,998)	(562,207)
Accumulated other comprehensive income	18	137
Total stockholders’ equity	306,063	245,455
Total liabilities and stockholders’ equity	$351,768	$296,828

ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands, except per share amounts)

(unaudited)

NET SALES BY SEGMENT

	For the Three Months Ended			For the Nine Months Ended
	October 1,	October 2,		October 1,	October 2,
	2006	2005	% change	2006	2005	% change
Cardio Peripheral
Stents	$16,525	$9,913	67%	$45,591	$25,792	77%
Thrombectomy and embolic protection	5,750	2,949	95%	15,429	9,410	64%
Procedural support and other	8,894	6,981	27%	26,062	20,690	26%
Total cardio peripheral	31,169	19,843	57%	87,082	55,892	56%

Neurovascular
Embolic products	10,177	6,220	64%	26,972	14,417	87%
Neuro access and delivery products	10,560	7,437	42%	30,709	22,413	37%
Total neurovascular	20,737	13,657	52%	57,681	36,830	57%

Total company	$51,906	$33,500	55%	$144,763	$92,722	56%

NET SALES BY GEOGRAPHY

	For the Three Months Ended			For the Nine Months Ended
	October 1,	October 2,		October 1	October 2,
	2006	2005	% change	2006	2005	% change
United States	$31,127	$19,081	63%	$86,590	$49,141	76%
International	20,779	14,419	44%	58,173	43,581	33%

Total net sales	$51,906	$33,500	55%	$144,763	$92,722	56%

ev3 Inc.

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(12,467)	$(20,457)	$(47,791)	$(88,048)

Interest (income) expense, net	(258)	(953)	(1,471)	10,833
Income tax expense (benefit)	82	(2)	328	(61)
Depreciation and amortization	5,927	3,450	17,024	10,790
EBITDA	$(6,716)	$(17,962)	$(31,910)	$(66,486)

Stock-based compensation	1,667	1,352	5,573	3,078

EBITDA, adjusted for stock-based compensation	$(5,049)	$(16,610)	$(26,337)	$(63,408)

ev3 uses non-GAAP financial measures, as outlined above, as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges.  ev3 also believes that the presentation of these measures provides useful information to investors in evaluating the company’s operations, period over period.  Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under Generally Accepted Accounting Principles (GAAP).

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